UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

February 23, 2007

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

References in this report on Form 8-K to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. Some of the things that could cause our actual results to differ from our expectations are:

•	the competitive environment and other trends in our industry;

•	changes in our operating costs, including fuel, which can be volatile;

•	labor disputes and our ability to attract and retain qualified personnel;

•	the timing of the MD-80 fleet disposal and the amounts of potential lease termination payments with lessors and sublease payments from sublessees;

•	our significant indebtedness;

•	compliance with our financial covenants;

•	potential downgrades of our credit ratings and the availability of financing;

•	the implementation of our growth strategy;

•	our ability to meet our cost reduction goals;

•	operational disruptions;

•	general economic conditions, as well as economic conditions in the geographic regions we serve;

•	the concentration of our revenue from a few key markets;

•	actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities;

•	insurance costs;

•	changes in laws and regulations;

•	increases in government fees and taxes;

•	our inability to achieve or maintain profitability;

•	fluctuations in our quarterly results;

•	an aircraft accident or incident;

•	liability and other claims asserted against us;

•	our reliance on automated systems; and

•	our reliance on third-party vendors and partners.

For a discussion of these and other risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results; performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ITEM 7.01.	Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2007. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel and other noted items, provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Alaska Airlines

On February 12, 2007, we furnished an 8-K describing Alaska’s new capacity purchase arrangement with Horizon beginning January 1, 2007. As a result of this new agreement, Alaska will begin to report passenger revenue and associated costs related to certain flying provided by Horizon. However, the January 2007 and forward-looking information for Alaska below reflects “mainline” information, which excludes contract flying with Horizon and certain flying between Anchorage and Dutch Harbor, Alaska provided by a third party. Additionally, as described in the February 12, 2007 8-K, Alaska will be reclassifying the revenues and costs in prior periods associated with the Dutch Harbor flying. As a result of this reclassification, CASM excluding fuel and other noted items for the first quarter of 2006 was originally reported as 7.97 cents, but will now be reported as 7.90 cents. Mainline total RASM was originally reported as 10.65 cents, but will now be reported as 10.57 cents.

In January 2007, our mainline passenger RASM declined by 0.8%. The decrease in passenger RASM is mainly due to a 2.5 point decline in load factor from January 2006, offset by a 2.8% increase in ticket yields. At this point, our month-to-date load factor for February is down approximately three points and our advance booked load factor for March is down approximately one point from their respective prior-year periods. Year-over-year mainline total RASM was up 1.3%.

Our forecast for first quarter mainline unit costs at Alaska is as follows:

Mainline Statistics	Forecast Q1 2007	Change Yr/Yr
Capacity (ASMs in millions)	5,705	3%
Fuel gallons (000,000)	85.0	1%
Cost per ASM as reported on a GAAP basis (cents)*	11.2–11.3	(11-15)%
Less: Fuel cost per ASM (cents)*	3.2	23%

Cost per ASM excluding fuel (cents)*	8.0 – 8.1	1% - 3%

*	For Alaska, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ from actual results due to several factors including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of raw fuel cost for the quarter and the actual adjustments to our fuel hedging portfolio in January. See pages 5 and 6 for an additional information regarding fuel costs.

Alaska’s January traffic decreased 0.8 % to 1.284 billion RPMs from 1.295 billion flown a year earlier. Capacity for January was 1.930 billion ASMs, 2.8% higher than the 1.878 billion in January 2006. The passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 66.5%, compared to 69.0% in January 2006. The airline carried 1,216,500 passengers compared to 1,238,400 in January 2006.

Horizon Air

Year-over-year total RASM for Horizon was up 7.1% in January. RASM from the Frontier contract flying declined by 0.2% from January 2006 due to higher yields, offset by the 3.1 point decline in load factor. RASM from Native Network flying increased 2.7% primarily due to higher yields, offset by a 1.3 point decline in load factor. Currently, our month-to-date load factor for February is down approximately 2.5 points and our advance booked load factor for March is down approximately 1.5 points from their respective prior-year periods.

	Forecast Q1 2007	Change Yr/Yr
Capacity (ASMs in millions)	918	5%
Fuel gallons (000,000)	13.9	8%
Cost per ASM as reported on a GAAP basis (cents)*	19.2	15%
Less: Fuel cost per ASM (cents)*	3.5	46%

Cost per ASM excluding fuel (cents)*	15.7	10%

*	For Horizon, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of raw fuel cost for the quarter and the actual adjustments to our fuel hedging portfolio in January. See pages 5 and 6 for an additional information regarding fuel costs.

Horizon’s cost per ASM includes the expected loss on the sublease of Q200 aircraft to a third party. We expect the loss and other related exit costs will be between $1.5 million and $2 million per aircraft, and will be recorded when the aircraft leave our operating fleet. Currently, we expect to deliver two of the Q200s to the third party during the first quarter.

Horizon’s January traffic increased 0.3% to 191.3 million RPMs from 190.7 million flown a year earlier. Capacity during January was 302.2 million ASMs, 2.6% higher than the 294.6 million in January 2006. The passenger load factor for the month was 63.3%, compared to 64.7% in January 2006. The airline carried 501,700 passengers compared to 493,400 in January 2006.

Other Financial Information

Liquidity and Capital Resources

As of January 31, 2007, Air Group cash and short-term investments totaled approximately $943 million.

Fuel Hedging

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis”. Economic fuel expense is defined as the raw or “into-plane” fuel cost less the cash we receive from hedge counterparties for hedges that settle during the period, offset by the premium expense that we recognize. A reconciliation of economic fuel expense to our GAAP fuel expense is presented below. GAAP fuel expense is defined as the raw fuel cost plus the effect of mark-to-market adjustments that we include in our income statement as the value of our fuel-hedging portfolio increases and decreases. A key difference between GAAP fuel expense and economic fuel expense is the timing of gain or loss recognition.

Calculation of Economic Fuel Cost Per Gallon

January 2007 (unaudited)	Alaska Airlines ($ in millions)	Alaska Airlines Cost/Gal	Horizon Air ($ in millions)	Horizon Air Cost/Gal
Raw or “into-plane” fuel cost	$55.1	$1.93	$9.6	$2.04

(Gains) or losses on settled hedges*	0.2	0.01	—	—

Economic fuel expense	$55.3	$1.94	$9.6	$2.04

Adjustments to reflect timing of gain or loss recognition resulting from mark-to-market accounting	12.1	0.42	2.0	0.43

GAAP fuel expense	$67.4	$2.36	$11.6	$2.47

The majority of the Company’s hedge instruments are call options, which allow the Company to benefit if fuel prices decline. Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
First Quarter 2007	50%	$58.78
Second Quarter 2007	50%	$57.31
Third Quarter 2007	45%	$56.98
Fourth Quarter 2007	36%	$58.98
First Quarter 2008	30%	$61.44
Second Quarter 2008	24%	$63.15
Third Quarter 2008	14%	$63.20
Fourth Quarter 2008	16%	$63.56
First Quarter 2009	5%	$67.68
Second Quarter 2009	5%	$67.50

Operating Fleet Plan

The following table provides a fleet summary for Alaska and Horizon for actual airplanes on hand as of the date of this report.

Alaska Airlines	Seats	On Hand February 23, 2007
B737-200C**	111	2
B737-400F**	—	1
B737-400C**	72	2
B737-400	144	37
B737-700	124	21
B737-800	157	17
B737-900	172	12
MD-80	140	21

Total		113

Horizon Air
Q200	37	27
Q400	74	24
CRJ 700	70	21

Total		72

The following table summarizes firm aircraft commitments for Alaska (B737-800) and Horizon (Q400) by year, excluding aircraft that have already been delivered in 2007.

	2007	2008	2009	2010	2011	Total
B737-800	12	12	4	6	3	37
Q-400	9	—	—	—	—	9

Totals	21	12	4	6	3	46

In addition to the firm orders noted above, Alaska has options to acquire 24 additional B737-800s and purchase rights for 27 more. The company expects to exercise additional options and purchase rights on B737-800 order in the future as a result of acceleration of the retirement of its MD-80 fleet. Horizon has options to acquire 19 Q400s and 15 CRJ700s.

Giving consideration to the current fleet transition plan, the following table displays the currently anticipated fleet count for Alaska as of the end of each quarter in 2007 and December 31, 2008:

	31-Mar-07	30-Jun-07	30-Sep-07	31-Dec-07	31-Dec-08
Alaska Airlines
MD80	21	20	17	15	—
737-400 737-400F** 737-400C**	37 1 2	35 1 4	35 1 4	35 1 4	35 1 4
737-700	20	20	20	20	20
737-800*	20	22	25	29	42
737-900	12	12	12	12	12

Totals	113	114	114	116	114

Horizon Air
Q200	26	23	20	17	12
Q400	26	32	33	33	33
CRJ-700	21	20	20	20	20

	73	75	73	70	65

*	The total assumes Alaska will identify one airplane for delivery in 2008 for which the Company has not yet secured a delivery position.
**	F=Freighter; C=Combination freighter/passenger

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: February 23, 2007

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer